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                                                                    EXHIBIT 99.2

Goldman, Sachs & Co. / 85 Broad Street / New York, New York  10004
Tel: 212-902-1000


PERSONAL AND CONFIDENTIAL


August 10, 2001


Board of Directors
SCI Systems, Inc.
2101 West Clinton Avenue
Huntsville, Alabama  35805


Re: Initially filed Registration Statement on Form S-4 of Sanmina Corporation ("Parent") relating to the Common Stock, par value $0.01 per share ("Parent Common Stock"), of Parent being registered in connection with the proposed merger of Sun Acquisition Subsidiary, Inc. ("Merger Sub"), a wholly owned subsidiary of Parent, with and into SCI Systems, Inc. (the "Company")

Ladies and Gentlemen:

Reference is made to our opinion letter dated July 13, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of the Company of the exchange ratio of 1.36 shares of Parent Common Stock to be received for each Share pursuant to the Agreement and Plan of Reorganization, dated as of July 13, 2001, among Parent, Merger Sub and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Joint Proxy Statement/Prospectus," "Summary of the Joint Proxy Statement/Prospectus - Our Reasons for Proposing the Merger of Sanmina and SCI," "The Merger - Background of the Merger," "The Merger - Recommendation of, and Factors Considered By, the SCI Board of Directors" and "The Merger - Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with,


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SCI Systems, Inc.
August 10, 2001
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included in or referred to in whole or in part in any registration statement
(including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,

    /s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)